QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
SCHNITZER STEEL INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SCHNITZER STEEL INDUSTRIES, INC.

December 21, 2001

Dear Shareholder:

    You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Monday, January 28, 2002 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

    The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company.

    Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please sign, date and return the enclosed proxy at your earliest convenience. Return of the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

                      Sincerely,

                      Robert W. Philip
                       President

SCHNITZER STEEL INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 28, 2002

    The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the Company) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205 on Monday, January 28, 2002 at 8 A.M., local time, for the following purposes:

  (1)
  To elect eleven directors each to serve until the next Annual Meeting of Shareholders and until a successor has been elected and qualified;

  (2)
  To approve the proposed amendment to the 1993 Stock Incentive Plan;

  (3)
  To approve and ratify the selection of PricewaterhouseCoopers LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending August 31, 2002; and

  (4)
  To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on November 30, 2001 are entitled to notice of and to vote at the meeting or any adjournments thereof.

    Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

                      By Order of the Board of Directors,

                      Ilene Dobrow Davidson
                       Secretary

Portland, Oregon
December 21, 2001

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schnitzer Steel Industries, Inc., an Oregon corporation (the Company), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting.

    All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions thereon. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Ilene Dobrow Davidson, Secretary, or hand-delivered to the Secretary at or before the taking of the vote at the Annual Meeting.

    The mailing address of the principal executive offices of the Company is P.O. Box 10047, Portland, Oregon 97296-0047. This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being mailed to shareholders on or about December 21, 2001.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting is November 30, 2001. At the close of business on November 30, 2001, 4,846,116 shares of Class A Common Stock (Class A), par value $1.00 per share, and 4,303,828 shares of Class B Common Stock (Class B), par value $1.00 per share, of the Company (collectively, the Common Stock) were outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the Annual Meeting.

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of August 31, 2001 (unless otherwise noted in the footnotes to the table), by (i) persons known to the Company to be the beneficial owner of more than 5% of either class of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047.

	Class A Shares Beneficially Owned(1)			Class B Shares Beneficially Owned(1)
Name of Beneficial Owner or Number of Persons in Group
	Number		Percent	Number	Percent
Schnitzer Steel Industries, Inc. Voting Trust (the Schnitzer Trust)				3,575,985	82.9%
Manuel Schnitzer(2)				306,014	7.1%
Marilyn S. Easly(2)	536		*	286,768	6.7%
Carol S. Lewis(2)	1,000		*	190,465	4.4%
Scott Lewis(2)	69,000		1.4%	31,019	0.7%
MANUEL SCHNITZER FAMILY GROUP, Carol S. Lewis, Trustee(3)				910,284	21.2%
Dori Schnitzer(2)				441,171	10.3%
Susan Schnitzer(2)				335,009	7.8%
Jean S. Reynolds(2)				274,342	6.4%
MORRIS SCHNITZER FAMILY GROUP, Dori Schnitzer, Trustee(3)				879,314	20.4%
Gilbert and Thelma S. Schnitzer(2)	54,757	(4)	1.1%	476,461	11.1%
Kenneth M. and Deborah S. Novack(2)	69,281	(4,5)	1.4%	273,871	6.4%
Gary Schnitzer(2)	96,109	(6)	2.0%	208,531	4.8%
GILBERT SCHNITZER FAMILY GROUP, Gary Schnitzer, Trustee(3)				783,288	18.2%
Leonard and Lois T. Schnitzer(2)	150,523	(7)	3.1%	192,375	4.5%
Robert W. and Rita S. Philip(2)	162,163	(8)	3.3%	148,289	3.4%
LEONARD SCHNITZER FAMILY GROUP, Rita S. Philip, Trustee(3)				1,003,099	23.3%
Artisan Partners Limited Partnership(13)	904,300	(9)	18.5%
Cascade Investment L.L.C.(14)	602,200	(9)	12.3%
WM Advisors, Inc.(15)	529,690	(9)	10.8%
SAFECO Asset Management Company(16)	414,000	(9)	8.5%
Dimensional Fund Advisors, Inc.(17)	385,800	(9)	7.9%
Tweedy Browne Company LLC(18)	370,461	(9)	7.6%
Robert S. Ball	5,000		*
William A. Furman	3,500		*
Ralph R. Shaw	5,000		*
Barry A. Rosen	76,972	(10)	1.6%
Kurt C. Zetzsche	84,733	(11)	1.7%
All directors and executive officers as a group (15 persons)(2)	738,781	(12)	15.1%	1,760,063	40.9%

*
Less than 1%

(1)
Includes, in all cases, shares held by either spouse, either directly or as trustee or custodian. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares.

(2)
Except as described below, Class B shares owned by these shareholders are subject to the Schnitzer Trust and represented by voting trust certificates beneficially owned by the shareholders. Class B shares beneficially owned that are not subject to the Schnitzer Trust:

Marilyn S. Easly	50,000
Carol S. Lewis	60,000
Scott Lewis	4,633
Dori Schnitzer	75,000
Susan Schnitzer	75,000
Jean S. Reynolds	50,000
Kenneth M. and Deborah S. Novack	90,000
Gary Schnitzer	90,000
(3)
Class B shares shown in the table as owned by a family group represent the total number of shares subject to the Schnitzer Trust owned by members of the family group. The trustee for each family group has certain voting powers with respect to the family group's shares as described below under "Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

(4)
Includes shares contributed by the shareholders to a foundation for which shareholders serve as trustees.

(5)
Includes 16,688 shares subject to options exercisable prior to October 30, 2001.

(6)
Includes 94,809 shares subject to options exercisable prior to October 30, 2001.

(7)
Includes 128,423 shares subject to options exercisable prior to October 30, 2001.

(8)
Includes 157,113 shares subject to options exercisable prior to October 30, 2001.

(9)
Beneficial ownership as of October 31, 2001 as reported by the investment manager on Form 13F. Data was obtained from information published by the Nasdaq Stock Market, Inc.

(10)
Includes 72,972 shares subject to options exercisable prior to October 30, 2001.

(11)
Includes 84,633 shares subject to options exercisable prior to October 30, 2001.

(12)
Includes 568,338 shares subject to options exercisable prior to October 30, 2001.

(13)
Artisan Partners Limited Partnership, 1000 North Water Street, Suite 1770, Milwaukee, WI 53202

(14)
Cascade Investment L.L.C., 2365 Carillon Point, Kirkland, WA 98033

(15)
WM Advisors, Inc., 1201 Third Ave., 22nd Floor, Seattle, WA 98101

(16)
SAFECO Asset Management Company, 601 Union Street, Suite 2500, Seattle, WA 98101

(17)
Dimensional Fund Advisors, Inc.,1299 Ocean Ave., 11th Floor, Santa Monica, CA 90401

(18)
Tweedy, Brown Co. LLC, 350 Park Avenue, Ninth Floor, New York, NY 10022

Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

    Voting Trust Provisions.  Substantially all of the outstanding Class B Common Stock was subject to the Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement dated March 31, 1991 (the Old Trust Agreement). The voting trust provisions of the Old Trust Agreement expired on March 31, 2001. Prior to that expiration, the beneficial owners of 83% of the outstanding shares of Class B Common Stock entered into the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the Schnitzer Trust Agreement) pursuant to which the signatories agreed to extend the voting trust provisions of the Old Trust Agreement for another ten years and thereby continue to subject their shares to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the Schnitzer Trust) until March 26, 2011. Shares of Class B Common Stock beneficially owned by persons who did not sign the Schnitzer Trust Agreement were distributed from the Schnitzer Trust effective March 31, 2001. The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group. Any action by the trustees requires the approval of trustees with votes equal to at least 52.5% of the total number of shares subject to the Schnitzer Trust. Before voting with respect to the following actions, each trustee is required to obtain the approval of holders of a majority of the voting trust certificates held by his or her family group: (a) any merger or consolidation of the Company with any other corporation, (b) the sale of all or substantially all the Company's assets or any other sale of assets requiring approval of the Company's shareholders, (c) any reorganization of the Company requiring approval of the Company's shareholders, (d) any partial liquidation or dissolution requiring approval of the Company's shareholders, and (e) dissolution of the Company. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

    Provisions Restricting Transfer.  The trustees are prohibited from selling or encumbering any shares held in the Schnitzer Trust. The Schnitzer Trust Agreement contains transfer restrictions binding on both holders of voting trust certificates and holders of shares of Class B Common Stock distributed from the Schnitzer Trust, unless such restrictions are waived by the trustees. Accordingly, the shares of Class B Common Stock distributed from the Schnitzer Trust on March 31, 2001 remained subject to the transfer restrictions of the Schnitzer Trust Agreement, although the trustees have waived such restrictions with respect to 640,000 of the shares of Class B Common Stock outstanding as of August 31, 2001. The Schnitzer Trust Agreement prohibits shareholders who are subject thereto from selling or otherwise transferring their voting trust certificates or their shares of Class B Common Stock except to other persons in their family group or to entities controlled by such persons. Such transfers are also restricted by the Company's Restated Articles of Incorporation. A holder of voting trust certificates is permitted to sell or make a charitable gift of the shares of Class B Common Stock represented by his or her certificates by first directing the trustees to convert the shares into Class A Common Stock, which will then be distributed to the holder free from restrictions under the agreement. Similarly, a holder of Class B Common Stock subject to the transfer restrictions is permitted to sell or make a charitable gift of the holder's Class B Common Stock by first converting the shares into Class A Common Stock, which will then be free from restrictions under the agreement. However, before causing any shares to be converted for sale, a holder must offer the shares (or the voting trust certificates representing the shares) to the other voting trust certificate holders who may purchase the shares at the current market price for the Class A Common Stock or exchange shares of Class A Common Stock owned by them for the Class B Common Stock proposed to be converted.

ELECTION OF DIRECTORS

    Eleven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his or her successor has been duly elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the following nominees: Leonard Schnitzer, Robert W. Philip, Kenneth M. Novack, Gary Schnitzer, Dori Schnitzer, Carol S. Lewis, Jean S. Reynolds, Scott Lewis, Robert S. Ball, William A. Furman, and Ralph R. Shaw. If any nominee is unable to stand for election, the persons named in the proxy will vote the same for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the results of the vote.

    Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the nominees for director of the Company.

Name and Year First Became Director	Business Experience	Age
Leonard Schnitzer 1948	Chief Executive Officer since August 1973; became Chairman of the Board in March 1991. Mr. Schnitzer has resigned his position as Chief Executive Officer effective January 1, 2002. He will continue as Chairman of the Board.	77
Robert W. Philip 1991	President and a director since March 1991. He had been a Vice President of the Company since 1984 with responsibility for the Company's Metra Steel distribution division from 1984 to the time of its sale in July 1990. Mr. Philip is Leonard Schnitzer's son-in-law. Effective January 1, 2002, Mr. Philip will assume the position of Chief Executive Officer of the Company.	54
Kenneth M. Novack 1991	Executive Vice President of the Company and President of Schnitzer Investment Corp. (SIC) and certain other Schnitzer Group Companies. From 1975 to 1980, he worked for the Company as Vice President and then Executive Vice President. Mr. Novack was also President of SIC from 1978 to 1980. From 1981 until April 1991, he was a partner in the law firm known formerly as Ball, Janik & Novack. Mr. Novack is a director of VersaCold, Inc. (TOR:ICE). Mr. Novack is the son-in-law of Gilbert Schnitzer, a brother of Leonard Schnitzer.	55
Gary Schnitzer 1993	Executive Vice President in charge of the Company's California metals recycling operations since 1980 and a director since September 1993. Gary Schnitzer is the son of Gilbert Schnitzer, a brother of Leonard Schnitzer.	59

Dori Schnitzer 1991	Secretary of the Company from June 1987 until June 2000 and became a director in March 1991. She also served as corporate counsel of the Company from October 1987 to May 1991. From May 1991 until June 2000, she was the Vice President of Lasco Shipping Co., a subsidiary of Schnitzer Investment Corp. Dori Schnitzer is a daughter of Morris Schnitzer, a deceased brother of Leonard Schnitzer.	48
Carol S. Lewis 1987	Director of the Company since December 1987. She is the former proprietor of Virginia Jacobs, which has three linen and home accessories stores. From 1991 until 1995 she worked as a marketing and fund-raising consultant. From 1981 until 1991 she worked for Oregon Public Broadcasting, the nonprofit operator of public television and radio in Oregon, most recently as President of the Oregon Public Broadcasting Foundation. Carol Lewis is a daughter of Manuel Schnitzer, a brother of Leonard Schnitzer.	64
Scott Lewis 1998	Director of the Company since 1998. Mr. Lewis is currently a principal in and environmental design consultant with Brightworks Northwest LLC. He was the former Chief Executive Officer of Help1.com, Director of Business Development of Conversational Computing Corporation, President of Sora Corporation, and an information technology consultant. Scott Lewis is the son of Carol S. Lewis, who is the daughter of Manuel Schnitzer, a brother of Leonard Schnitzer.	42
Jean S. Reynolds 1993	Director of the Company since September 1993. Jean S. Reynolds was previously a marketing consultant. She is a daughter of Morris Schnitzer, a deceased brother of Leonard Schnitzer.	52
Robert S. Ball 1993	Director of the Company since September 1993. Since 1982, he has been a partner in the Portland, Oregon law firm of Ball Janik LLP.	60
William A. Furman 1993	Director of the Company since September 1993. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies of Portland, Oregon, a publicly held company with subsidiaries, including Gunderson, Inc., engaged in manufacturing, marketing and leasing of railcars and other equipment.	56
Ralph R. Shaw 1993	Director of the Company since September 1993. Mr. Shaw is President of Shaw Management, Inc., a financial services and venture capital firm. He is also a director of Dendreon Corporation.	63

    The Board of Directors held four meetings during the fiscal year ended August 31, 2001. Each director attended at least 75% of the aggregate number of meetings of the Board and of committees of the Board on which they served.

    The Company has Compensation and Audit Committees of the Board of Directors. Messrs. Ball, Furman, and Shaw are members of both the Audit Committee and the Compensation Committee. The principal function of the Audit Committee is to make recommendations to the Board as to the engagement of independent auditors, to review the scope of the audit and audit fees, and to discuss the results of the audit with the independent auditors. The Compensation Committee administers the Company's 1993 Stock Incentive Plan and makes recommendations to the Board of Directors regarding compensation for executive officers of the Company. During fiscal 2001, the Audit Committee held five meetings and the Compensation Committee held two meetings. The Company does not have a nominating committee of the Board of Directors. Shareholders who wish to submit names for consideration for Board membership should do so in writing addressed to the Board of Directors, c/o Ilene Dobrow Davidson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Summary Compensation Table

    The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereinafter referred to as the named Executive Officers) for the fiscal years ended August 31, 2001, 2000, and 1999:

Long-Term Compensation
Awards
Annual Compensation
Name and Principal Position	Fiscal Year						Securities Underlying Options	All Other Compensation(1,2)
		Salary		Bonus		Other
Leonard Schnitzer(1) Chief Executive Officer	2001 2000 1999	$ $ $	315,151 299,387 294,534	$ $ $	143,705 150,000 148,800		31,515 28,401 34,132	$ $ $	8,500 8,500 8,000
Robert W. Philip(1) President	2001 2000 1999	$ $ $	449,400 426,550 420,000	$ $ $	409,488 315,000 297,600		44,940 40,500 46,615	$ $ $	8,500 8,500 8,000
Gary Schnitzer(1) Executive Vice President	2001 2000 1999	$ $ $	297,712 282,778 278,235	$ $ $	130,077 120,000 115,200		24,258 21,861 25,506	$ $ $	8,500 8,500 8,000
Kurt C. Zetzsche President of Steel Operations	2001 2000 1999	$ $ $	267,821 258,177 250,300	$ $ $	123,198 125,000 120,000		21,822 19,666 22,944	$ $ $	17,000 17,000 16,000
Barry A. Rosen(1) Vice President—Finance	2001 2000 1999	$ $ $	248,401 235,818 232,150	$ $ $	113,192 87,000 79,200		20,240 18,240 20,212	$ $ $	8,500 8,500 8,000

(1)
The amounts in the table do not include the amounts of salary and bonus separately paid by other Schnitzer Group companies to these officers through a reimbursement arrangement under the Shared Services Agreement.

(2)
For fiscal years 2001, 2000, and 1999, All Other Compensation consists entirely of Company contributions, net of reimbursement from other Schnitzer Group companies, to the Company's Supplemental Retirement Plan and Salary Deferral Retirement Plan.

Stock Option Grants in Last Fiscal Year

    The following table provides information regarding stock options for Class A Common Stock granted to the named Executive Officers in the fiscal year ended August 31, 2001.

Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Leonard Schnitzer	31,515	13.5%	$13.50	6/01/11	$267,565	$678,062
Robert W. Philip	44,940	19.2%	$13.50	6/01/11	381,544	966,908
Gary Schnitzer	24,258	10.4%	$13.50	6/01/11	205,952	521,924
Kurt C. Zetzsche	21,822	9.3%	$13.50	6/01/11	185,270	469,512
Barry A. Rosen	20,240	8.7%	$13.50	6/01/11	171,839	435,474

(1)
Each option was granted on the date 10 years prior to the expiration date shown in the table. Options become exercisable as follows: 33% after one year from the date of grant, 66% after two years from the date of grant, and 100% after two and one-half years from the date of grant.

(2)
In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides certain information concerning exercises of stock options during the fiscal year ended August 31, 2001 by each of the Named Executive Officers as well as the number and value of unexercised options held by such persons at August 31, 2001.

					Value of Unexercised in the Money Options at Fiscal Year-End(1)
			Number of Unexercised Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Leonard Schnitzer	—	—	128,423	64,924	$34,132	—
Robert W. Philip	—	—	157,113	91,646	$46,615	—
Gary Schnitzer	—	—	94,809	50,084	$25,506	—
Kurt C. Zetzsche	—	—	84,633	44,694	$22,944	—
Barry A. Rosen	—	—	72,972	41,190	$20,212	—

(1)
Aggregate value of shares covered by in the money options at August 31, 2001, less the aggregate exercise price of such options.

Defined Benefit Retirement Plans

    Pension Retirement Plan.  The Company's Pension Retirement Plan (the Plan) is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986 (the Code). All employees (except Leonard Schnitzer and certain union and on-call employees) of the Company and certain other Schnitzer Group companies are eligible to participate in the Plan after meeting certain service requirements. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Annual benefits equal 2% of qualifying compensation for each Plan year of service after August 31, 1986. Upon their retirement, assuming retirement at age 60 and no increase in annual compensation from current levels, Messrs. Gary Schnitzer, Robert W. Philip, and Barry A. Rosen would receive annual benefits for life of $38,000, $62,000, and $58,000, respectively.

    Supplemental Executive Retirement Bonus Plan.  The Supplemental Executive Retirement Bonus Plan (the Supplemental Plan) was adopted to provide a competitive level of retirement income for key executives selected by the Board of Directors. The Supplemental Plan establishes an annual target benefit for each participant based on continuous years of service (up to a maximum of 25 years) and the average of the participant's five highest consecutive calendar years of compensation, with the target benefit subject to an inflation-adjusted limit equal to $212,259 in 2001. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company's qualified retirement plans to determine the actual benefit payable under the Supplemental Plan. The actual benefit shall be paid as a straight life annuity or in other actuarially equivalent forms. Benefits are payable under the plan only to participants who terminate employment after age 55 with 10 credited years of service or after age 60. The following table shows the estimated annual target benefits under the Supplemental Plan, before the reductions based on social security and Company-paid retirement benefits, for executives who retire at age 60 (the normal retirement age under the Supplemental Plan) with various levels of pay and service, based on the 2001 value for the inflation-adjusted cap.

	Credited Years of Service
Highest Consecutive Five-Year Average Qualifying Compensation
	10	15	20	25
$200,000	$52,000	$78,000	$104,000	$130,000
$250,000	$65,000	$97,500	$130,000	$162,500
$300,000	$78,000	$117,000	$156,000	$195,000
$350,000	$84,903	$127,355	$169,807	$212,259
$400,000	$84,903	$127,355	$169,807	$212,259

    As of December 31, 2000, Messrs. Gary Schnitzer, Robert W. Philip and Barry A. Rosen had 36, 29 and 19 years of service, respectively, and highest consecutive five-year average qualifying compensation of $343,000, $680,000 and $354,000, respectively. For Mr. Philip and Mr. Rosen, the compensation differs significantly from that shown in the Summary Compensation Table because benefits under the Supplemental Plan are based on total qualifying compensation received from all Schnitzer Group companies.

Director Compensation

    Directors who are not employees of Schnitzer Group companies receive an annual fee of $15,000 plus $1,000 for attending each Board meeting or committee meeting held other than on the same day as a Board meeting, and are reimbursed for expenses of attending Board and committee meetings. Directors may elect to receive annual compensation in stock options in lieu of cash compensation based on a pre-defined exchange ratio.

CERTAIN TRANSACTIONS

    The Company is part of the Schnitzer Group of companies, all of which are controlled by members of the Schnitzer family. Other companies in the group include:Schnitzer Investment Corp. (SIC), engaged in the real estate and shipping agency businesses; Pacific Coast Shipping Co. (PCS) and its wholly-owned subsidiary, Trans-Pacific Shipping Co. (TPS), and Liberty Shipping Group Limited Partnership (LSGLP) and its general partner LSGGP Corp. (LSGGP), all engaged in the ocean shipping business; and Island Equipment Company, Inc. (IECO), engaged in various businesses in Guam and other South Pacific islands.

    Certain executive officers of the Company fulfill similar executive functions for other companies in the Schnitzer Group. Leonard Schnitzer, Robert W. Philip and Kenneth M. Novack, the members of the Company's Office of the President, also make up the Office of the President of SIC. Robert W. Philip has the principal operating responsibility for the Company, but he also spends time on the businesses of other Schnitzer Group companies. Leonard Schnitzer serves as Chairman of the Schnitzer Group's shipping companies and spends substantial amounts of his time on their businesses. Kenneth M. Novack spends substantial amounts of his time on the businesses of PCS, SIC, IECO, and other Schnitzer Group companies. Barry A. Rosen serves as Chief Financial Officer for all of the Schnitzer Group companies. The Company believes that the sharing of top management and other resources (such as information systems, accounting, legal, financial, tax, treasury, risk management and human resources) provides benefits to the Company and the other Schnitzer Group companies by giving each of them access to a level of experience and expertise that can only be supported by a larger organization.

    The Company leases certain properties used in its business from SIC. These properties and certain lease terms are set forth in the following table:

Property	Annual Rent	Expiration of Leases
Corporate Headquarters	$264, 000	2002-2006
Scrap Operations:
Portland facility and marine terminal	1,539,000	2063
Sacramento facility	88,000	2003

Total	$1,891,000

    The rent for the Portland scrap operations was adjusted on September 1, 1998 to $109,945 per month and will adjust every five years thereafter. The Company and SIC have agreed to modify the monthly rent for the period prior to September 1, 2003 as follows: $82,118 per month from March 1, 1999 to December 31, 1999, $92,633 per month from January 1, 2000 to December 31, 2000, $126,767 per month from January 1, 2001 to August 31, 2002, and $133,612 from September 1, 2002 to August 31, 2003. The adjustments made on September 1, 2003 and every fifteen years thereafter will be to appraised fair market rent. Intervening rent adjustments will be based on the average of the percentage increases or decreases in two inflation indexes over the five years prior to the adjustment. The Sacramento facility rent was also adjusted on September 1, 1998 based on the same inflation indexes. The Company subleases portions of the Portland facility to third parties for approximately $56,000 per year. Of this amount, $30,000 per year continues through fiscal 2002 and $25,000 continues through fiscal 2003.

    The Company ships steel scrap on vessels chartered from PCS and TPS. In fiscal 2001, the Company incurred a total of $13.5 million in charter expense to PCS and TPS for shipments of steel scrap. In May 1995, the Company entered into two seven-year time charters for vessels with TPS. In August 1996, these two time charters were re-negotiated due to the condition of the vessels and lower charter rates experienced in the shipping industry. Under each of these re-negotiated charters, the

Company pays to TPS the actual cost of operating the ship plus approximately $200,000 per quarter. Additionally, the vessels discussed above are periodically sub-chartered to third parties. In this case, SIC acts as the Company's agent in the collection of income and payment of expenses related to sub-charter activities. Charter expense to PCS and TPS incurred for these vessels while sub-chartered totaled $0.3 million in 2001. These charter expenses were offset by sub-charter income of $0.2 million in 2001.

    The Company provides management and administrative services to, and in some cases receives services from, SIC, LSGLP, LSGGP, IECO, and other Schnitzer Group companies pursuant to a Second Amended Shared Services Agreement, as amended as of September 1, 1994. The agreement provides that all service providing employees, except executive officers, are charged out at rates based on the actual hourly compensation expense to the Company for such employees (including fringe benefits but excluding bonuses) plus an hourly charge for reimbursement of space costs associated with such employees, all increased by 15% as a margin for additional overhead and profit. The Company independently determines the salaries to pay its executive officers, and the other companies reimburse the Company fully for salaries and related benefits the other companies decide to pay, plus the hourly space charge and the 15% overhead and profit margin. Under the agreement, the Company independently determines the amount of bonus to pay to each of its employees, and the other companies reimburse the Company fully for any bonuses the other companies decide to pay. The agreement also provides for the monthly payment by these related parties to the Company of amounts intended to reimburse the Company for their proportionate use of the Company's telephone and computer systems. Charges by the Company under the agreement in fiscal 2001 totaled $1.1 million.

    From time to time, the law firm of Ball Janik LLP, of which director Robert S. Ball is a partner, provides legal services to the Company. Ball Janik LLP provides legal services on a more regular basis to other companies in the Schnitzer Group.

    Pursuant to a policy adopted by the Board of Directors, all transactions with other Schnitzer Group companies require the approval of a majority of the independent directors or must be within guidelines established by them.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the Committee) is composed of three outside directors. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies and the levels of compensation to be paid to executive officers. In addition, the Committee has sole responsibility for the administration of, and the grant of stock options and other awards under, the Company's 1993 Stock Incentive Plan, as amended.

    The objectives of the Company's executive compensation program are to attract and retain highly qualified executives, and to motivate them to maximize shareholder returns by achieving both short-term and long-term strategic Company goals. The three basic components of the executive compensation program are base salary, annual bonus dependent on corporate performance, and stock options.

Base Salary

    The Company's salary revisions generally become effective in June of each year. For purposes of determining salaries effective June 2000, the committee considered the improvement in the Company's results in relation to the Company's peers and the metals recycling and steel industries in general.

    Because of the adverse conditions of and uncertainty in the industries in which the Company operates, the Compensation Committee, along with the Company's executives, determined that the Company's executives would not receive annual salary increases effective June 2001.

Annual Bonuses

    During fiscal 2001, the Company adopted the Schnitzer Steel Industries, Inc. Economic Value Added Bonus Plan (the Plan). The Plan provides for awards based on improvements in Economic Value Added (EVA). EVA is a measure of operating profit after deduction of the cost of the Company's debt and equity capital. The EVA bonus plan is based on three key concepts: 1) a target bonus, 2) a bonus multiple based on the calculated variance from expected EVA which includes a pre-determined improvement factor and 3) a bonus bank. Target bonuses are stated as a percentage of the annual salary for each executive officer. The target bonuses for the executive officers were based on recommendations of the consultants engaged to assist the Company in implementing the Plan. The expected EVA improvement from year to year is a fixed amount that is adjusted only when significant changes in the Company's capital structure or business occur. The executive officers' bonuses under the Plan will be greater than their stated target bonuses if the Company's EVA exceeds the expected EVA, i.e., the prior year's EVA plus the expected EVA improvement. Likewise, bonuses will be lower than the target, and can be negative, if the Company's EVA results are less than the expected EVA. Under the Plan, the bonus an individual earns is credited to a bonus bank. The bonus available to be paid to the individual for a fiscal year is equal to the amount of the bonus bank balance, up to the target bonus for that fiscal year, plus one-third of the bonus bank balance in excess of the target bonus. No bonus is paid when the bonus bank balance is negative and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of EVA improvement. Bonuses are also based on the performance of specified EVA centers and/or the consolidated EVA results of the Company. The EVA centers represent various geographic areas or divisions within the Company. While the EVA bonuses for certain executive officers are based solely on the consolidated EVA results of the Company, other officers' bonuses are based partially on the results of the EVA center for which they have primary responsibility and partially on the consolidated EVA results of the Company.

    The Committee believes that EVA improvement in excess of that expected provides the best operating performance measure of shareholder returns in excess of the cost of capital. To ensure that the Plan provides strong incentives for management to increase shareholder value and does not reward poor performance by reducing performance standards or penalize superior performance by raising such standards, it is the Committee's intention that expected EVA improvement will not be recalibrated for at least three years beginning with fiscal 2001.

    The Plan replaces the Company's previous discretionary bonus plan. Due to the nature of the Plan, there is inherently more risk to the executive officers of not attaining bonus levels awarded in prior years.

    The bonus amounts earned and paid to the Chief Executive Officer and the other named executives under the Plan in 2001 are shown in the Summary Compensation Table.

Stock Options

    The stock option program is the Company's principal long-term incentive plan for executive officers. The objectives of the stock option program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to create incentives for executives to remain with the Company for the long term. Options are awarded with an exercise price equal to the market price of Class A Common Stock on the date of grant and typically have a term of 10 years.

    The Committee has implemented an annual option grant program. Annual awards to the top five executive officers are normally made based on grant guidelines expressed as a percentage of salary.

    Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the IRS regulations.

Chief Executive Officer Compensation

    The Company's salary adjustments are generally effective in June of each year. Mr. Schnitzer's base salary effective June 2000 was fixed at $315,151. As mentioned above, the Company's executive officers did not receive salary increases in June 2001. The Committee believes that a lower than average salary level is appropriate since Mr. Schnitzer devotes time to the businesses of other companies in the Schnitzer Group to a greater extent than most executive officers of the Company.

    Mr. Schnitzer received a bonus for 2001 of $143,705. Mr. Schnitzer's target bonus under the EVA Plan was 50% of the salary paid to him during the prior fiscal year. The bonus multiple for Mr. Schnitzer for fiscal 2001 was 0.96.

    During fiscal 2001, Mr. Schnitzer received an option for 31,515 shares of Class A Common Stock as part of the Company's annual option grant program.

                      COMPENSATION COMMITTEE

                      Ralph R. Shaw, Chair
                      Robert S. Ball
                      William A. Furman

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee has:

  •
  Reviewed and discussed the audited financial statements with management.

  •
  Discussed with the independent auditors the matters required to be discussed by SAS 61.

  •
  Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the auditors' independence.

  •
  Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

  •
  Considered whether the provision by the principal accountant of professional services other than for the audit of the Company's financial statements is compatible with maintaining the principal accountant's independence, and determined that it is compatible.

    The Board of Directors has determined that the members of the Audit Committee are independent. The Audit Committee has adopted a written charter.

                      AUDIT COMMITTEE

                      Ralph R. Shaw, Chair
                      Robert S. Ball
                      William A. Furman

SHAREHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Iron and Steel Industry Group Index for the period commencing on August 31, 1996 and ending on August 31, 2001. The graph assumes that $100 was invested in the Company's Common Stock and each index on August 31, 1996, and that all dividends were reinvested.

	8/31/96	8/31/97	8/31/98	8/31/99	8/31/00	8/31/01
Schnitzer Steel Industries, Inc.	100.00	125.69	58.03	69.56	58.50	51.98
Standard & Poors 500 Index	100.00	140.65	152.03	212.58	247.27	186.97
Standard & Poors Steel Index	100.00	128.39	79.14	99.71	69.92	82.54

AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN

    The Company maintains the 1993 Stock Incentive Plan, as amended (the Plan), for the benefit of its employees and others who provide services to the Company. The Board of Directors believes the availability of stock incentives is an important factor in the company's ability to attract and retain experienced and competent employees and to provide an incentive for them to exert their best efforts on behalf of the Company. As of August 31, 2001, out of a total of 1.200,000 shares reserved for issuance under the Plan, only 6,402 shares remained available for grant. The Board of Directors believes additional shares will be needed under the Plan to provide appropriate incentives to key employees. Accordingly, on November 20, 2001 the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to reserve an additional 1,200,000 shares for the Plan, thereby increasing the total number of shares reserved for issuance under the plan from 1,200,000 to 2,400,000. In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limit on grants of options and stock appreciation rights under the Plan of 100,000 shares annually. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). See "Tax Consequences."

    Certain provisions of the Plan are described below. The complete text of the Plan, marked to show the proposed amendment, is attached to this proxy statement as Appendix A.

Description of the Plan

    Eligibility.  All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Plan. Also eligible are nonemployee consultants and advisors to the Company.

    Administration.  The Plan is administered by the Compensation Committee of the Board of Directors (the Committee), which designates from time to time the individuals to whom awards are made under the Plan, the amount of any such award and the price and other terms and conditions of any such award. Subject to the provisions of the Plan, the Committee may adopt and amend rules and regulations relating to the administration of the Plan. Only the Board of Directors may amend, modify or terminate the Plan.

    Term of the Plan.  The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time.

    Stock Options.  The Committee determines the persons to whom options are granted, the option price, the number of shares subject to each option, the period of each option and the times at which options may be exercised and whether the option is an Incentive Stock Option (ISO), as defined in Section 422 of the Code, or an option other than an ISO (a Non-Statutory Stock Option or NSO). If the option is an ISO, the option price cannot be less than the fair market value of the Class A Common Stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Class A Common Stock on the date of grant. If the option is an NSO, the option price may be any price determined by the Committee. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. No monetary consideration is paid to the Company upon the granting of options.

    Options granted under the Plan generally continue in effect for the period fixed by the Committee, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years in the case of 10% shareholders. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Committee with respect to a NSO, are nontransferable except on death of a holder or pursuant to a qualified domestic relations order. Options may be exercised only while an optionee is employed by or in the service of the Company or a subsidiary or within 12 months following termination of employment by reason of death, disability or retirement or 30 days following termination for any other reason. The Plan provides that the committee may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash which may be the proceeds of a loan from the Company, or, with the consent of the Committee, in whole or in part, in shares of Class A Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits, in promissory notes, or in other forms of consideration. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

    Stock Appreciation Rights.  Stock appreciation rights (SARs) may be granted under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the Plan. A SAR gives the holder the right to payment from the Company of an amount equal in value to the excess of fair market value on the date of exercise of a share of Class A Common Stock of the Company over its fair market value on the date of grant, or if granted in connection with an option, the option price per share under the option to which the SAR relates. A SAR is exercisable only at the time or times established by the Committee. If a SAR is granted in connection with an option it is exercisable only to the extent and on the same conditions that the related option is exercisable. Payment by the Company upon exercise of a SAR may be made in Class A Common Stock of the Company valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Committee. The Committee may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. The existence of SARs, as well as certain bonus rights described below, would require charges to income over the life of the right based upon the amount of appreciation, if any, in the market value of the Class A Common Stock of the Company over the exercise price of shares subject to exercisable SARs or bonus rights. No SARs have been granted under the Plan.

    Stock Bonus Award.  The Committee may award Class A Common Stock of the Company as a stock bonus under the Plan. The Committee may determine the recipients of the awards, the number of shares to be awarded and the time of the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Committee at the time the stock is awarded. No stock bonuses have been granted under the Plan.

    Restricted Stock.  The Plan provides that the Company may issue restricted stock in such amounts, for such consideration, subject to such restrictions and on such terms as the Committee may determine. No restricted stock has been granted under the plan.

    Cash Bonus Rights.  The Committee may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) SARs granted or previously granted, (iii) stock bonuses awarded or previously awarded, and (iv) shares sold or previously sold under the Plan. Bonus rights granted in connection with options entitle the optionee to a cash bonus if and when the related option is exercised. The amount of the bonus is determined by multiplying the excess of the total fair market value of the shares acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. The bonus percentage applicable to any bonus right is determined by the Committee but may in no event exceed 75%. Bonus rights granted in connection with stock bonuses or restricted stock purchases entitle the recipient to a cash bonus, in an amount determined by the

Committee, at the time the stock is awarded or purchased, or at such time as any restrictions to which the stock is subject lapse. No bonus rights have been granted under the plan.

    Performance Units.  The Committee may grant performance units consisting of monetary units which may be earned in whole or in part if the company achieves goals established by the Committee over a designated period of time, but in any event not more than 10 years. Payment of an award earned may be in cash or stock or both, and may be made when earned, or vested and deferred, as the committee determines. No performance units have been granted under the Plan.

    Changes in Capital Structure.  The Plan provides that if the outstanding Class A Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the committee in the number and kind of shares available for awards under the Plan. In addition, the Committee will make appropriate adjustments in outstanding options and SARs. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of the foregoing treatment for options and SARs, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and SARs in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and SARs shall immediately terminate.

Tax Consequences

    Certain options authorized to be granted under the Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no regular income upon grant or exercise of the ISO. The amount by which the market value of shares issued upon exercise of an ISO exceeds the exercise price, however, is included in the optionee's alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized upon subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realized ordinary income.

    Certain options authorized to be granted under the Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold on the income amount. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

    An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are not substantially vested for purposes of Section 83 of the Code and no Section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects under Section 83(b) of the Code within 30 days after the original transfer. The Company generally will be entitled to a tax deduction in the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. The Company is required to withhold on the income amount. A participant who receives a cash bonus right under the plan generally will recognize income equal to the amount of any cash bonus paid at the time of receipt of that bonus, and the Company generally will be entitled to a deduction equal to the income recognized by the participant.

    Section 162(m) of the Code, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or stock appreciation right will not be subject to the $1,000,000 limit if the option or stock appreciation right and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and stock appreciation rights may be granted. Approval of this proposal will constitute reapproval of the per-employee limit under the Plan previously approved by the shareholders. Other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the option or stock appreciation right be not less than fair market value of the Class A Common Stock on the date of grant.  Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options and stock appreciation rights granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE AMENDMENT TO THE PLAN BE APPROVED.  The affirmative vote of the holders of shares of Class A Common Stock and Class B Common Stock with a majority of the votes of the holders present in person or represented by proxy and entitled to vote on the matter is required to approve this proposal. Abstentions have the same effect as "no" votes in determining whether the amendment is approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on the proposal. The proxies will be voted for or against the proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the amendments to the Plan.

APPROVAL AND RATIFICATION OF SELECTION OF AUDITORS

    The Board of Directors of the Company has, subject to approval and ratification by the shareholders, selected PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending August 31, 2002.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

    Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP, for the most recent fiscal year are as follows:

Audit fees (including quarterly reviews and other audit related services)	$313,750
Financial information systems design and implementation fees	—
All other fees	97,270

Total	$411,020

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2001 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Scott Lewis has filed two late reports that included three late transactions, and Leonard Schnitzer, Robert W. Philip, Marilyn Easly and Emanuel Rose, as Trustee of the Lewis Children Trust, each filed one late report of one late transaction.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

    Any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company's 2003 Annual Meeting of Shareholders must be received in proper form by the Company at its principal office no later than August 23, 2002.

DISCRETIONARY AUTHORITY

    Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

    For the 2003 Annual Meeting of Shareholders, unless notice of a shareholder proposal to be raised at the meeting without inclusion in the Company's proxy materials is received by the Company at its principal office prior to November 6, 2002, proxy voting on that proposal at the Annual Meeting will be subject to the discretionary voting authority of the Company's designated proxy holders. If timely notice is received by the Company, the designated proxy holders may still have discretionary voting authority over the proposal depending upon compliance by the Company and the proponents with certain requirements set forth in rules of the Securities and Exchange Commission.

GENERAL

    The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

    The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Assistant Secretary, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2001.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED.

By Order of the Board of Directors,

Secretary

December 21, 2001

Appendix A

SCHNITZER STEEL INDUSTRIES, INC.
1993 STOCK INCENTIVE PLAN*

*NOTE: Matter in bold is new; matter in [brackets and italics] is to be deleted.

    1.  Purpose.  The purpose of this 1993 Stock Incentive Plan (the "Plan") is to enable Schnitzer Steel Industries, Inc. (the "Company") to attract and retain the services of (1) selected employees, officers and directors of the Company or of any subsidiary of the Company and (2) selected nonemployee consultants and advisors to the Company.

    2.  Shares Subject to the Plan.  Subject to adjustment as provided below and in paragraph 13, the shares to be offered under the Plan shall consist of Class A Common Stock of the Company, and the total number of shares of Class A Common Stock that may be issued under the Plan shall not exceed 2,400,000 [1,200,000] shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option, stock appreciation right or performance unit granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option, stock appreciation right or performance unit shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan are forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

    3.  Effective Date and Duration of Plan.

      (a)  Effective Date.  The Plan shall become effective when adopted by the Board of Directors; provided, however, that prior to shareholder approval of the Plan, any awards shall be subject to and conditioned on approval of the Plan by a majority of the votes cast at a shareholders meeting at which a quorum is present. Options, stock appreciation rights and performance units may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

      (b)  Duration.  The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, performance units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

    4.  Administration.  The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"), which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards, and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Committee may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

    5.  Types of Awards; Eligibility.  The Committee may, from time to time, take the following actions, separately or in combination, under the Plan:(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraphs 6(a) and 6(b); (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock

A–1

Options") as provided in paragraphs 6(a) and 6(c); (iii) award stock bonuses as provided in paragraph 7; (iv) sell shares subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9; (vi) grant cash bonus rights as provided in paragraph 10; (vii) grant performance units as provided in paragraph 11 and (viii) grant foreign qualified awards as provided in paragraph 12. Any such awards may be made to employees, including employees who are officers or directors, and to other individuals described in paragraph 1 who the Committee believes have made or will make an important contribution to the Company or its subsidiaries; provided, however, that only employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. The Committee shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Committee, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights under the Plan for more than 100,000 shares of Class A Common Stock in any calendar year.

    6.  Option Grants.

      (a)  General Rules Relating to Options.

        (i)  Terms of Grant.  The Committee may grant options under the Plan. With respect to each option grant, the Committee shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Committee may provide that an optionee who exercised an option with Class A Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

        (ii)  Exercise of Options.  Except as provided in paragraph 6(a)(iv) or as determined by the Committee, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company or any subsidiary of the Company and shall have been so employed or provided such service continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Committee shall not, however, be deemed an interruption of employment or service for this purpose. Unless otherwise determined by the Committee, vesting of options shall not continue during an absence on leave (including an extended illness) or on account of disability. Except as provided in paragraphs 6(a)(iv) and 13, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Committee, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Committee, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

        (iii)  Nontransferability.  Except as provided below, each stock option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee. A stock option may be transferred by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death. A Non-Statutory Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The Committee may, in its discretion, authorize all or a portion of a

A–2

    Non-Statutory Stock Option to be on terms which permit transfer by the optionee to (A) the spouse, children or grandchildren of the optionee, including stepchildren and adopted children ("Immediate Family Members"), (B) a trust or trusts for the exclusive benefit of Immediate Family Members, or (C) a partnership or limited liability company in which Immediate Family Members are the only partners or members, provided that (X) there may be no consideration for any transfer, (Y) the stock option agreement pursuant to which the options are granted or an amendment thereto must expressly provide for transferability in a manner consistent with this paragraph, and (Z) subsequent transfers of transferred options shall be prohibited except by will or by the laws of descent and distribution. Following any transfer, options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 6(a)(v) and 13 the term "optionee" shall be deemed to refer to the transferee. The continued employment requirement of paragraph 6(a)(ii) and the events of termination of employment of paragraph 6(a)(iv) shall continue to be applied with respect to the original optionee, and following the termination of employment of the original optionee the options shall be exercisable by the transferee only to the extent, and for the periods specified, and all other references to employment, termination of employment, life or death of the optionee, shall continue to be applied with respect to the original optionee.

        (iv)  Termination of Employment or Service.

          (A)  General Rule.  Unless otherwise determined by the Committee, in the event the employment or service of the optionee with the Company or a subsidiary terminates for any reason other than because of physical disability, death or retirement as provided in subparagraphs 6(a)(iv)(B), (C) and (D), the option may be exercised at any time prior to the expiration date of the option or the expiration of 30 days after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

          (B)  Termination Because of Total Disability.  Unless otherwise determined by the Committee, in the event of the termination of employment or service because of total disability, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination. The term "total disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes the optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties as an employee, director, officer or consultant of the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Company.

          (C)  Termination Because of Death.  Unless otherwise determined by the Committee, in the event of the death of an optionee while employed by or providing service to the Company or a subsidiary, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination and only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

A–3

          (D)  Termination Because of Retirement.  Unless otherwise determined by the Committee, in the event of the termination of employment or service because of (1) normal retirement after reaching age 65, (2) early retirement after reaching age 55 and completing 10 years of service, or (3) early retirement after completing 30 years of service without regard to age, the option may be exercised at any time prior to the expiration date of the option or the expiration of 12 months after the date of such termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

          (E)  Amendment of Exercise Period Applicable to Termination.  The Committee, at the time of grant or at any time thereafter, may extend the 30-day and 12-month exercise periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Committee may determine.

          (F)  Failure to Exercise Option.  To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

        (v)  Purchase of Shares.  Unless the Committee determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Committee determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Committee, cash that may be the proceeds of a loan from the Company) or, with the consent of the Committee, in whole or in part, in Class A Common Stock of the Company valued at fair market value, restricted stock, performance units or other contingent awards denominated in either stock or cash, deferred compensation credits, promissory notes and other forms of consideration. The fair market value of Class A Common Stock provided in payment of the purchase price shall be the closing price of the Class A Common Stock as reported in The Wall Street Journal on the trading day preceding the date the option is exercised, or such other reported value of the Class A Common Stock as shall be specified by the Committee. No shares shall be issued until full payment therefor has been made. With the consent of the Committee, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Committee an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Class A Common Stock to satisfy

A–4

    the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option.

      (b)  Incentive Stock Options.  Incentive Stock Options shall be subject to the following additional terms and conditions:

        (i)  Limitation on Amount of Grants.  No employee may be granted Incentive Stock Options under the Plan if the aggregate fair market value, on the date of grant, of the Class A Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

        (ii)  Limitations on Grants to 10 Percent Shareholders.  An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Class A Common Stock subject to the option on the date it is granted, as described in paragraph 6(b)(iv), and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

        (iii)  Duration of Options.  Subject to paragraphs 6(a)(ii) and 6(b)(ii), Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

        (iv)  Option Price.  The option price per share shall be determined by the Committee at the time of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Class A Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be deemed to be the closing price of the Class A Common Stock as reported in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other value of the Class A Common Stock as shall be specified by the Committee.

        (v)  Limitation on Time of Grant.  No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

        (vi)  Conversion of Incentive Stock Options.  The Committee may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

      (c)  Non-Statutory Stock Options.  Non-Statutory Stock Options shall be subject to the following additional terms and conditions:

        (i)  Option Price.  The option price for Non-Statutory Stock Options shall be determined by the Committee at the time of grant and may be any amount determined by the Committee.

        (ii)  Duration of Options.  Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Committee.

    7.  Stock Bonuses.  The Committee may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions, and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability and forfeiture of the

A–5

shares awarded, together with such other restrictions as may be determined by the Committee. The Committee may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares awarded shall bear any legends required by the Committee. The Company may require any recipient of a stock bonus to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the recipient, including salary or fees for services, subject to applicable law. With the consent of the Committee, a recipient may deliver Class A Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    8.  Restricted Stock.  The Committee may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Committee. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Committee. All Class A Common Stock issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates representing the shares shall bear any legends required by the Committee. The Company may require any purchaser of restricted stock to pay to the Company in cash upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the purchaser, including salary, subject to applicable law. With the consent of the Committee, a purchaser may deliver Class A Common Stock to the Company to satisfy this withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued.

    9.  Stock Appreciation Rights.

      (a)  Grant.  Stock appreciation rights may be granted under the Plan by the Committee, subject to such rules, terms, and conditions as the Committee prescribes.

      (b)  Exercise.

         (i) Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Class A Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one share of Class A Common Stock of the Company over the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by the Company upon exercise of a stock appreciation right may be made in Class A Common Stock valued at fair market value, in cash, or partly in Class A Common Stock and partly in cash, all as determined by the Committee.

        (ii) A stock appreciation right shall be exercisable only at the time or times established by the Committee. If a stock appreciation right is granted in connection with an option, the following rules shall apply: (1) the stock appreciation right shall be exercisable only to the

A–6

    extent and on the same conditions that the related option could be exercised; (2) upon exercise of the stock appreciation right, the option or portion thereof to which the stock appreciation right relates terminates; and (3) upon exercise of the option, the related stock appreciation right or portion thereof terminates.

        (iii) The Committee may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter.

        (iv) For purposes of this paragraph 9, the fair market value of the Class A Common Stock shall be the closing price of the Class A Common Stock as reported in The Wall Street Journal, or such other reported value of the Class A Common Stock as shall be specified by the Committee, on the trading day preceding the date the stock appreciation right is exercised.

        (v) No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Committee shall determine, the number of shares may be rounded downward to the next whole share.

        (vi) Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder's lifetime only by the holder; provided, however, that a stock appreciation right not granted in connection with an Incentive Stock Option shall also be transferable pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act.

       (vii) Each participant who has exercised a stock appreciation right shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant including salary, subject to applicable law. With the consent of the Committee a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering Class A Common Stock to the Company to satisfy the withholding amount.

       (viii) Upon the exercise of a stock appreciation right for shares, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued. Cash payments of stock appreciation rights shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan.

    10.  Cash Bonus Rights.

      (a)  Grant.  The Committee may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) stock bonuses awarded or previously awarded and (iv) shares sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the Committee may prescribe. Unless otherwise determined by the Committee, each cash bonus right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either

A–7

  voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. The payment of a cash bonus shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan.

      (b)  Cash Bonus Rights in Connection With Options.  A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part. If an optionee purchases shares upon exercise of an option and does not exercise a related stock appreciation right, the amount of the bonus shall be determined by multiplying the excess of the total fair market value of the shares to be acquired upon the exercise over the total option price for the shares by the applicable bonus percentage. If the optionee exercises a related stock appreciation right in connection with the termination of an option, the amount of the bonus shall be determined by multiplying the total fair market value of the shares and cash received pursuant to the exercise of the stock appreciation right by the applicable bonus percentage. The bonus percentage applicable to a bonus right shall be determined from time to time by the Committee but shall in no event exceed 75 percent.

      (c)  Cash Bonus Rights in Connection With Stock Bonus.  A cash bonus right granted in connection with a stock bonus will entitle the recipient to a cash bonus payable when the stock bonus is awarded or restrictions, if any, to which the stock is subject lapse. If bonus stock awarded is subject to restrictions and is repurchased by the Company or forfeited by the holder, the cash bonus right granted in connection with the stock bonus shall terminate and may not be exercised. The amount and timing of payment of a cash bonus shall be determined by the Committee.

      (d)  Cash Bonus Rights in Connection With Stock Purchases.  A cash bonus right granted in connection with the purchase of stock pursuant to paragraph 8 will entitle the recipient to a cash bonus when the shares are purchased or restrictions, if any, to which the stock is subject lapse. Any cash bonus right granted in connection with shares purchased pursuant to paragraph 8 shall terminate and may not be exercised in the event the shares are repurchased by the Company or forfeited by the holder pursuant to applicable restrictions. The amount and timing of payment of a cash bonus shall be determined by the Committee.

      (e)  Taxes.  The Company shall withhold from any cash bonus paid pursuant to paragraph 10 the amount necessary to satisfy any applicable federal, state and local withholding requirements.

    11.  Performance Units.  The Committee may grant performance units consisting of monetary units which may be earned in whole or in part if the Company achieves certain goals established by the Committee over a designated period of time, but not in any event more than 10 years. The goals established by the Committee may include earnings per share, return on shareholders' equity, return on invested capital, and such other goals as may be established by the Committee. In the event that the minimum performance goal established by the Committee is not achieved at the conclusion of a period, no payment shall be made to the participants. In the event the maximum corporate goal is achieved, 100 percent of the monetary value of the performance units shall be paid to or vested in the participants. Partial achievement of the maximum goal may result in a payment or vesting corresponding to the degree of achievement as determined by the Committee. Payment of an award earned may be in cash or in Class A Common Stock or in a combination of both, and may be made when earned, or vested and deferred, as the Committee determines. Deferred awards shall earn interest on the terms and at a rate determined by the Committee. Unless otherwise determined by the Committee, each performance unit granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder's domicile at the time of death or

A–8

pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. Each participant who has been awarded a performance unit shall, upon notification of the amount due, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary or fees for services, subject to applicable law. With the consent of the Committee a participant may satisfy this obligation, in whole or in part, by having the Company withhold from any shares to be issued that number of shares that would satisfy the withholding amount due or by delivering Class A Common Stock to the Company to satisfy the withholding amount. The payment of a performance unit in cash shall not reduce the number of shares of Class A Common Stock reserved for issuance under the Plan. The number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award.

    12.  Foreign Qualified Grants.  Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Committee may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan.

    13.  Changes in Capital Structure.  If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares available for awards under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company, in lieu of providing for options and stock appreciation rights as provided above in this paragraph 13 or in lieu of having the options and stock appreciation rights continue unchanged, the Committee may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options and stock appreciation rights in whole or in part without any limitation on exercisability and upon the expiration of which 30-day period all unexercised options and stock appreciation rights shall immediately terminate.

    14.  Corporate Mergers, Acquisitions, etc.  The Committee may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

A–9

    15.  Amendment of Plan.  The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(a)(iv), 9 and 13, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    16.  Approvals.  The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Class A Common Stock under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

    17.  Employment and Service Rights.  Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

    18.  Rights as a Shareholder.  The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Class A Common Stock until the date of issue to the recipient of a stock certificate for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

A–10

\*/ DETACH PROXY CARD HERE \*/
/ /	Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	/x/ Votes must be indicated (x) in Black or Blue Ink.	If shares are held jointly each shareholder named should sign. Legal representatives of shareholders should add their titles when signing.
Directors recommend a vote "FOR"
1.	Election of Directors
Nominees:	Leonard E. Schnitzer, Robert W. Philip, Kenneth M. Novack, Gary Schnitzer, Dori Schnitzer, Carol S. Lewis, Jean S. Reynolds, Scott Lewis, Robert S. Ball, William A. Furman, and Ralph R. Shaw	FOR ALL	/ /	WITHHOLD FOR ALL	/ /	EXCEPTIONS	/ /
(INSTRUCTIONS:	To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
Exceptions	Directors recommend a vote "FOR"

		FOR	AGAINST	ABSTAIN
2.	Proposed amendment to the 1993 Stock Incentive Plan	/ /	/ /	/ /
3.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending August 31, 2002	/ /	/ /	/ /
4.	These proxies may vote in their discretion as to other matters which may come before the meeting	/ /	/ /	/ /
Shareholder sign here
Co-Owner sign here

SCHNITZER STEEL INDUSTRIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2002 ANNUAL MEETING OF STOCKHOLDERS

   The undersigned hereby appoints ROBERT W. PHILIP, KENNETH M. NOVACK, and BARRY A. ROSEN, and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the stock of SCHNITZER STEEL INDUSTRIES, INC. that the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders of SCHNITZER STEEL INDUSTRIES, INC. to be held on January 28, 2002 at 8:00 a.m., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, OR 97205, and at any adjournment or postponement thereof, as indicated on the reverse side.

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).

   If no direction is made, this proxy will be voted FOR the Election of Directors and FOR the proposal to amend the 1993 Stock Incentive Plan and FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. If this proxy is executed in such manner as not to withhold authority to vote for the election of any nominee to the Board of Directors, it shall be deemed to grant such authority.

(Continued, and to be dated and signed on the reverse side.)	SCHNITZER STEEL INDUSTRIES, INC. P.O. BOX 11119 NEW YORK, N.Y. 10703-0119
To change your address, please mark this box. / /

QuickLinks

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER RETURN PERFORMANCE GRAPH
AMENDMENT OF THE 1993 STOCK INCENTIVE PLAN
APPROVAL AND RATIFICATION OF SELECTION OF AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
DISCRETIONARY AUTHORITY
GENERAL
Appendix A SCHNITZER STEEL INDUSTRIES, INC. 1993 STOCK INCENTIVE PLAN